AMERICAN CONSOLIDATED LABORATORIES, INC.
                      SCHEDULE - LISTING OF SUBSIDIARIES

1. Salvatori Ophthalmic Manufacturing Corporation

2. S-O Nebraska, Inc.

3. Carolina Contact Lens, Inc.